Exhibit 99.1

Mawson Infrastructure Group Inc. Announces $5 Million Registered Direct Offering

Sharon, Pennsylvania, USA — May 4, 2023 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or the “Company”), a digital infrastructure provider, today announced a $5 million registered direct offering.

Mawson has entered into a definitive agreement with institutional investors for the issuance and sale of 2,083,336 shares of its common stock (or pre-funded warrants in lieu thereof) at a purchase price of $2.40 per share of common stock (or $2.399 per pre-funded warrant, which represents the per share offering price for the common stock less the $0.001 per share exercise price for each pre-funded warrant) in a registered direct offering. In addition, in a concurrent private placement, the Company will issue to the institutional investors unregistered warrants to purchase up to 2,604,170 shares of its common stock with an exercise price of $3.23 per share and are exercisable six months following issuance for a period of five and one-half years following issuance. The closing of the registered direct offering and the concurrent private placement is expected to occur on or about May 8, 2023, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to Mawson from the offering are expected to be approximately $5 million, before deducting the placement agent’s fees and other offering expenses payable by Mawson. Mawson intends to use the net proceeds from this offering to continue to build out its digital infrastructure, for potential strategic transactions and also for general corporate purposes, including working capital. The shares of common stock and pre-funded warrants described above are being offered and sold by Mawson pursuant to a “shelf” registration statement on Form S-3 (File No. 333-264062), including a base prospectus, previously filed with the Securities and Exchange Commission, or the SEC, on April 1, 2022 and declared effective by the SEC on April 11, 2022. Such shares of common stock and pre-funded warrants may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC. Electronic copies of the prospectus supplement and the accompanying base prospectus may be obtained, when available, by visiting the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by e-mail at placements@hcwco.com or telephone at (212) 856-5711.

The warrants described above are being issued in a concurrent private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying such warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

The Company also has agreed to amend certain existing warrants to purchase up to 1,666,667 shares of the Company’s common stock that were previously issued in July 2022 and have an exercise price of $6.06 per share, effective upon the closing of the offering, such that the amended warrants will have a reduced exercise price of $3.23 per share, will be exercisable six months following the closing of the offering, and will expire five and one-half years following the closing of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Mawson Infrastructure Group

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with operations throughout the USA. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation Mobile Data Center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the satisfaction of the closing conditions in this offering, the use of proceeds of this offering, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 23, 2023, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com